Exhibit 5.1

[ORACLE LETTERHEAD]

April 27, 2012

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 27, 2012, in connection with the registration under the Securities Act of 1933, as amended, of 4,027,026 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger dated as of February 8, 2012 (the “Merger Agreement”), by and among OC Acquisition LLC, Taleo Corporation (“Taleo”) and certain other parties thereto. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Taleo under the Taleo Corporation 2004 Stock Plan and the Taleo Corporation 2009 Equity Incentive Plan (each, a “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/S/ BRIAN HIGGINS
Brian Higgins Vice President, Associate General Counsel and Assistant Secretary